UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Dated February 14, 2007
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(770) 622-8400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 14, 2007, ARRIS Group, Inc. (“ARRIS”) entered into Amendment No. 1 (the “Amendment”) to the Transaction Agreement dated January 15, 2007 (the “Transaction Agreement”) between ARRIS and Tandberg Television ASA (“Tandberg”), pursuant to which ARRIS agreed to acquire all outstanding shares of Tandberg stock through a voluntary tender offer (the “Tender Offer”). The following is a summary of the material terms of the Amendment:
•	The Amendment provides that, in connection with the Tender Offer, Tandberg shareholders holding 700 or fewer shares will receive the full amount of the offer consideration in cash in lieu of the combination of cash and ARRIS common stock to be issued to the other Tandberg shareholders in the Tender Offer. In addition, under the terms of the Amendment, ARRIS no longer is required to allow the Tandberg shareholders to elect what portion of the Tender Offer consideration that they would receive in cash and in shares of ARRIS common stock.

•	The terms of the Amendment permit ARRIS, subject to certain limitations, including pricing limitations and compliance with applicable laws, to purchase Tandberg shares outside of the Tender Offer.

•	The Amendment changes the termination date of the Transaction Agreement from September 30, 2007 to May 31, 2007, unless ARRIS concludes, with the consent of Tandberg, that extension beyond May 31, 2007 (but not past September 30, 2007) is required (i) in order for ARRIS and Tandberg to include additional information in the Tender Offer documents or otherwise in order to comply with the filing and other requirements of securities and takeover laws applicable to the Tender Offer, or (ii) as a result of the failure to receive any necessary regulatory approvals and clearances from regulatory and/or governmental authorities.
     Except as described above, all other material terms of the Transaction Agreement remain unchanged. A copy of the Amendment is filed with this Current Report as Exhibit 2.1 and is incorporated by reference into this Item 1.01.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits
2.01	Amendment No. 1 to Transaction Agreement dated February 14, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.

	By:	/s/ Lawrence A. Margolis

Lawrence A. Margolis Executive Vice President of Strategic Planning, Administration and Chief Counsel and Secretary

Dated: February 21, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

2.1	Amendment No. 1 to Transaction Agreement dated February 14, 2007